Exhibit 21.1

CEVA, INC.

Subsidiaries

The following are the subsidiaries of CEVA, Inc.

Name	Jurisdiction of Incorporation
CEVA Limited	Northern Ireland
CEVA Development, Inc.	California
CEVA Inc.	Cayman Islands
CEVA Ireland Limited	Republic of Ireland
CEVA DSP Limited	Israel
CEVA Services Limited	Republic of Ireland
CEVA Systems LLC	Delaware
Nihon CEVA K.K.	Japan
CEVA Technologies Limited	Republic of Ireland
CEVA Technologies, Inc.	Delaware
CEVA Germany GmbH.	Germany
CEVA France	France
RivieraWaves SAS	France
Intrinsix Corp.	Massachusetts
CEVA SER d.o.o. Beograd	Serbia